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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                  SCHEDULE 13G



                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 1)*




                       Central Europe & Russia Fund, Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    153436100
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                                 (CUSIP Number)

                                 March 31, 2005
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  |X|  Rule 13d-1(b)
                  |_|  Rule 13d-1(c)
                  |_|  Rule 13d-1(d)

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP No. 153436100                    13G                     Page 2 of 8 Pages
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1.  NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

    CITY OF LONDON INVESTMENT GROUP PLC, a company incorporated under the laws of England & Wales
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2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [_].
                                                      (b) [_].

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3.  SEC USE ONLY


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4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    GREAT BRITAIN
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                                 5.       SOLE VOTING POWER
                                          433,200

           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY                     0
           OWNED BY
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON                        433,200
             WITH
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER
                                          0

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9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    433,200
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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  / /.

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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    4.25%
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12. TYPE OF REPORTING PERSON

    HC
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                                   Page 2 of 8

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CUSIP No. 153436100                    13G                     Page 3 of 8 Pages
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1.  NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

    CITY OF LONDON INVESTMENT MANAGEMENT COMPANY LIMITED, a company incorporated under the laws of England & Wales
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2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [_].
                                                      (b) [_].

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3.  SEC USE ONLY


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4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    GREAT BRITAIN
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                                 5.       SOLE VOTING POWER
                                          433,200

           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY                     0
           OWNED BY
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON                        433,200
             WITH
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER
                                          0

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9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    433,200
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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  / /.

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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    4.25%
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12. TYPE OF REPORTING PERSON

    IA
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                                   Page 3 of 8
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CUSIP No. 153436100                    13G                     Page 4 of 8 Pages
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ITEM 1(A).    NAME OF ISSUER:

              The Central Europe & Russia Fund, Inc.

ITEM 1(B).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              Deutsche Funds
              The Central Europe & Russia Fund, Inc.
              345 Park Avenue
              New York
              NY 10154

ITEM 2(A).    NAME OF PERSON FILING:

              This statement is being filed by the following persons with respect to the shares of common stock of the Issuer directly owned by The Emerging World Fund, Global Emerging Markets Country Fund, Investable Emerging Markets Country Fund, GFM (Institutional) Emerging Markets Country Fund, The Emerging Markets Free Country Fund and Global Optimization Fondo de Inversion Internacional (collectively, the "Funds") and three segregated accounts to which CLIM provides investment advisory services (the "Accounts")

              (i) City of London Investment Group PLC ("CLIG"), the parent holding company of (a) City of London Investment Management Company Limited ("CLIM"), which acts as an investment advisory services to segregated accounts and various public and private investment funds (the Funds), and

              (ii) CLIM, a wholly owned subsidiary of CLIG and the investment adviser to the Funds. The shares of common stock of the Issuer owned by Global are not included in the statement for CLIM.

ITEM 2(B).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              Address for CLIG and CLIM:

              10 Eastcheap
              London EC3M 1LX
              England

ITEM 2(C).    CITIZENSHIP:

              CLIG - Great Britain

              CLIM - Great Britain
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CUSIP No. 153436100                    13G                     Page 5 of 8 Pages
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ITEM 2(D).    TITLE OF CLASS OF SECURITIES:

              Common Stock, par value $.001 per share

ITEM 2(E).    CUSIP NUMBER:

              153436100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

              (a) |_| Broker or dealer registered under Section 15 of the Act
                      (15 U.S.C. 78o).

              (b) |_| Bank as defined in Section 3(a)(6) of the Act (15 U.S.C.
                      78c).

              (c) |_| Insurance company as defined in Section 3(a)(19) of the
                      Act (15 U.S.C. 78c).

              (d) |_| Investment company registered under Section 8 of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-8).

              (e) |X| An investment adviser in accordance with Rule
                      13d-1(b)(1)(ii)(E) (for CLIM);

              (f) |_| An employee benefit plan or endowment fund in accordance
                      with Rule 13d-1(b)(1)(ii)(F);

              (g) |X| A parent holding company or control person in accordance
                      with Rule 13d-1(b)(1)(ii)(G) (for CLIG);

              (h) |_| A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813);

              (i) |_| A church plan that is excluded from the definition of an
                      investment company under Section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);

              (j) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

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CUSIP No. 153436100                    13G                     Page 6 of 8 Pages
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ITEM 4.       OWNERSHIP.

              For CLIG and CLIM:

              (a) Amount beneficially owned:

                  433,200

              (b) Percent of class:

                  4.25%

              (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote : 433,200

                  (ii)  Shared power to vote or to direct the vote : 0

                  (iii) Sole power to dispose or to direct the
                        disposition of : 433,200

                  (iv) Shared power to dispose or to direct the disposition of : 0

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

              Not applicable.

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

              CLIG is the parent holding company of CLIM. See also Item 3.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              Not applicable.
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CUSIP No. 153436100                    13G                     Page 7 of 8 Pages
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ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

              Not applicable.

ITEM 10.      CERTIFICATION.

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No. 153436100                    13G                     Page 8 of 8 Pages
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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     The reporting persons agree that this statement is filed on behalf of each of them.



Dated: April 11, 2005



                                              CITY OF LONDON INVESTMENT GROUP
                                              PLC


                                              By: /s/ Barry M. Olliff
                                                  ------------------------------
                                                  Name: Barry M. Olliff
                                                  Title: Director



                                              CITY OF LONDON INVESTMENT
                                              MANAGEMENT COMPANY LIMITED


                                              By: /s/ Barry M. Olliff
                                                  ------------------------------
                                                  Name: Barry M. Olliff
                                                  Title: Director